Exhibit 99.1
FOR IMMEDIATE RELEASE

Scientific Learning Adds Two New Directors

Media Contact:	Investor Contact:
Jessica Lindl	Bob Feller
Senior Vice President, Marketing and Product Management	Chief Financial Officer
Scientific Learning Corporation	Scientific Learning Corporation
(510) 625-6784	(510) 625-2281
jlindl@scilearn.com	investorrelations@scilearn.com

Oakland, Calif. – November 4, 2010 - Scientific Learning Corporation (NASDAQ:SCIL) today announced that Gayle A. Crowell and Shari Simon, both outstanding leaders with long and deep experience with technology companies, have joined its Board of Directors.  “Shari has extensive experience in leading teams through the transition from a traditional software business to a web-based SaaS enterprise, which is particularly relevant to our current strategy,” said Andy Myers, President and CEO.  “Gayle’s broad experience in operations, sales, and marketing in a variety of large and small technology enterprises across multiple industries offers us a unique perspective as we improve the ease of use and accessibility of our offerings. We are looking forward to their contributions to our Board.”

Since 2001, Ms. Crowell has served as an operational business consultant for Warburg Pincus, LLC, in its technology software and internet services group.  From 1998 to 2001 she was the CEO and Chairman of RightPoint Corporation, which offered real-time personalization for Internet and call center markets.  Prior to RightPoint, she served as an executive at other leading software companies, including Oracle Corporation, View Star, Mosaix, Recognition International, DSC and Cubix Corporation.  She currently also serves as a Board member of Yodlee, Service Repair Solutions, Inc. and TradeCard. Ms. Crowell began her career as an educator in the state of Nevada, and holds a Bachelor of Science degree from the University of Nevada at Reno.

Since 2006, Ms. Simon has served as the President and a Board member of the Moraga Education Foundation, a nonprofit organization that funds programs in Moraga, California public schools. From 1993 to 2006 Ms. Simon was at Oracle Corporation, serving in positions of steadily increasing responsibility. From 2001 to 2006, she served as Senior Vice President, Strategy, Oracle Services; from 1999 to 2000 as Senior Vice President, E-business Strategy and Online Sales and prior to that as Senior Vice President, World-wide Alliances and Americas marketing. Earlier in her career, Ms. Simon served in sales management roles at Reportsmith and Macromedia.  She holds a Bachelor of Arts and a Masters degree from the University of Connecticut.

Ms. Crowell has been appointed to the Company’s Audit Committee and Ms. Simon to the Compensation Committee.

At the request of the Board, Rod Moorhead and Lance Odden have agreed not to stand for re-election to the Board at the 2011 annual shareholders’ meeting so that the Company will be able to return its Board size to nine members.

“We are pleased to add unique, new perspectives to our Board, and we also greatly appreciate the many significant contributions of Rod and Lance to this company over the years. Rod has been instrumental in leading and growing the company since before the company went public in 1999, and Lance has provided valuable insight as an experienced leader in both education and business,” said Mr. Myers. “We are grateful for their willingness to remain fully engaged for the remainder of their terms and help ensure a smooth transition of Board leadership and guidance for Scientific Learning.”

 About Scientific Learning Corporation

We accelerate learning by applying proven research on how the brain learns. Scientific Learning’s results are demonstrated in over 200 research studies and protected by over 55 patents. Learners can realize achievement gains of 1-2 years in as little as 8-12 weeks and maintain an accelerated rate of learning even after the programs end.

Today, learners have used nearly 3 million Scientific Learning software products, which apply “Brain Fitness” principles to the areas of English language and reading. We provide our offerings directly to parents, K–12 schools and learning centers, and in more than 40 countries around the world. For more information, visit www.scientificlearning.com or call toll-free 888-358-0212.